Exhibit 99.1

Foothills Exploration, Inc. Announces Formation of New Exploration Division; Appoints Ritchie Lanclos as Executive Vice President of Exploration and Eleazar Ovalle as Executive Vice President of Geology & Geophysical

DENVER, CO--(Marketwired - August 18, 2016) - Foothills Exploration, Inc. (OTCQB: FTXP) (the "Company" or "FTXP"), an independent oil and gas exploration company engaged in the acquisition and development of oil and natural gas properties in the Rockies and Mid-Continent, announced today the formation of its new Exploration Division with the appointments of Ritchie Lanclos as Vice President of Exploration and Eleazar Ovalle as Vice President of Geology & Geophysical at its wholly owned subsidiary, Foothills Petroleum, Inc. ("FPI"). As part of their management responsibilities Messrs Lanclos and Ovalle will also serve as Executive Vice Presidents of FTXP.

"The Company is committed to building a leading exploration group to identify and develop substantial oil and gas resources in the Americas both onshore and offshore and the appointment of Ritchie and Eleazar to lead this effort is a significant first step towards achieving this strategic objective. Utilizing a technology led proprietary exploration methodology developed by Eleazar and Ritchie, we anticipate generating high grade prospects for drilling and development," said B.P. Allaire, Chief Executive Officer of the Company and FPI.

"Ritchie brings extensive subsurface exploration and development analysis that have resulted in optimal implementation of commercial discoveries and is widely respected for his proven leadership skills," said Mr. Allaire. "Ritchie's track record in locating and acquiring properties and proving up production and reserves in early stages of development will be invaluable in achieving our organizational goals," added Allaire. "Whereas Eleazar, a professional geoscientist with deep experience in seismic interpretation, prospect generation, basin analysis and reservoir evaluation, is a talented finder of hydrocarbons. Eleazar has a proven history of making several large discoveries, having participated in 11 discoveries as a team member and eight discoveries as sole generator," continued Allaire.

"Ritchie and Eleazar will lead FPI's new Exploration Division that is currently under development. With Eleazar's skills in prospect generation, subsalt modeling and analyzing hydrocarbon accumulations around salt feeder stocks combined with Ritchie's impressive abilities of implementing methods and procedures that get the most oil and gas out of reservoirs, we anticipate accelerating the acquisition, exploration and development of our current and future oil and gas properties," concluded Mr. Allaire.

Mr. Lanclos has expert reservoir knowledge of South Louisiana onshore, Gulf of Mexico shelf and deepwater sub-salt basins. He joins FPI with 25+ years' experience in oil and gas exploration and development having worked for numerous exploration and production companies during his career, including various petroleum engineering roles with Noble Energy, Nexen Production, Cimarex Energy, Dominion E&P, Texaco E&P, Petrobras America, and Conoco. Mr. Lanclos received a Bachelor of Science in Petroleum Engineering from University of Southwestern Louisiana and a Master of Science in Petroleum Engineering from Texas A&M University. He has been an active member in the Society of Petroleum Engineers since 1987.

Mr. Ovalle joins FPI with 35+ years' experience in oil and gas exploration and development, including regional mapping in both shallow and deep water Gulf of Mexico with an emphasis on salt canopies, diapirs and identifying salt feeder stocks. He spearheaded the development of a technology based proprietary exploration methodology, which we expect will become the hallmark of FPI's Exploration Division. Mr. Ovalle has worked for numerous exploration and production companies in the U.S. having held various petroleum geologist positions with Apache Corp, ENI Petroleum, Maxus Energy, Houston Energy, Cimarex Energy, Mariner Energy, Petrobras America, and Transco Exploration. Mr. Ovalle received a B.A. in Geology from Trinity University in San Antonio and he has been an active member of American Association of Petroleum Geologists since 1984 and the Texas State Board of Professional Geoscientists since 2003.

About the Company

FTXP, through its wholly owned subsidiary Foothills Petroleum, Inc., a Nevada corporation ("Foothills"), is an early stage, independent oil and gas exploration and development company engaged in the acquisition and development of oil and natural gas properties in the Rockies and Mid-Continent. Foothills intends to acquire dislocated and underdeveloped oil and gas assets and seeks to maximize those assets to create shareholder value. Foothills maintains its principal executive office in Denver, Colorado.

Forward Looking Statements

This release contains forward-looking statements. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions we made based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this release, words such as "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," "strategy," "future" or their negatives or the statements that include these words or other words that convey the uncertainty of future events or outcomes, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular, statements, express or implied, concerning our future operating results and returns or our ability to replace or increase reserves, increase production, or generate income or cash flows are forward-looking statements. Forward-looking statements are not guarantees of performance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Although we believe that the expectations reflected in our forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the matters and transactions considered by FTXP may not proceed as contemplated, and by all other matters specified in FTXP's filings with the Securities and Exchange Commission. FTXP does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the FTXP's filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor and Media Contact
Foothills Exploration, Inc.
B.P. Allaire
Chief Executive Officer
ir@foothillspetro.com
(720) 449-7478